Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT

WHEREAS, Belmont Savings Bank, a Massachusetts savings bank with its principal place of business in Belmont, Massachusetts (the “Bank”) and John A. Citrano (“Executive”) have entered into an Amended and Restated Supplemental Retirement Agreement, effective February 12, 2014 (“Agreement”), which Agreement superseded and replaced the Restated Supplemental Retirement Agreement between the Bank and the Executive, dated December 23, 2008 (“Prior Agreement”); and

WHEREAS, the Prior Agreement was amended and restated to remove the requirement in Section 3.c. that certain life insurance policies on the Executive’s life would be distributed to him as part of his retirement benefit in the event of his termination of employment after age 55 with ten years of service; and

WHEREAS, in connection with this revision, certain other language also contained in Section 3.c. of the Prior Agreement was inadvertently omitted and the omission of such language reduces the value of the benefit provided under Section 2.c. of the Agreement; and

WHEREAS, the Bank has made certain changes to its disability program for employees; and

WHEREAS, as a result of the changes to the Bank’s disability program, the Bank and Executive desire to remove the provisions of the Agreement relating to the payment of a benefit to executive on account of Executive’s disability; and

WHEREAS, through this First Amendment the parties desire to include language in Section 2.c. of the Agreement which provides the Executive with the economic equivalent of the benefit which was inadvertently omitted; and

WHEREAS, through this First Amendment the parties also desire to remove the provisions in the Agreement relating to the payment of a disability benefit on account of Executive’s disability.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the parties hereto agree as follows:

First Change

Section 2.b. of the Agreement shall be revised to delete the words “or disability” in the first sentence.

Second Change

                Section 2.c. of the Agreement shall be revised to provide as follows:

c.           Termination of Employment At or After Age 55 With Ten (10) or More Years of Service.  If the Executive’s employment with the Bank should terminate for any reason other than for Cause (as defined below) or his death at a time when the Executive (i) has attained age 55 and (ii) has completed ten (10) or more Years of Service with the Bank, the actuarial value of the Supplemental Retirement Benefit computed in the manner set forth on Exhibit A hereto shall be determined and such Benefit shall be paid to the Executive not later than sixty (60) days following the date his employment with the Bank terminated.  In addition to the foregoing, the Executive shall be entitled to an additional lump sum payment of $436,983, which shall be paid to the Executive at the same time as the payment provided in the previous sentence.

Third Change

Section 2.d. of the Agreement shall be deleted in its entirety.  Section 2.d. shall be “reserved” so as to eliminate the need to re-order any other provision of the Agreement.

In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate as of the 26th day of November, 2014.

BELMONT SAVINGS BANK		EXECUTIVE

By:	/s/Robert J. Morrissey	/s/ John A. Citrano
	Robert J. Morrissey	John A. Citrano